UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 29, 2004

CNL HOTELS & RESORTS, INC.

(Exact name of registrant as specified in its charter)

Maryland	0-24097	59-3396369
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

450 South Orange Avenue, Orlando, Florida 32801
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (407) 650-1000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 1.01 Entry into a Material Definitive Agreement.

On October 29, 2004, CNL Hotels & Resorts, Inc. (hereinafter referred to as the “Company”) closed a $353.5 million loan (the “Senior Term Loan”) with an affiliate of Deutsche Bank, which had an effective date of October 13, 2004. The proceeds from the loan along with cash on hand were used to repay the remaining balance of the $1.1 billion short-term loan executed in connection with the acquisition of KSL Recreation Corporation.  The Senior Term Loan has an initial maturity of October 13, 2006 and includes an additional one-year extension available at the Company’s option.  Certain conditions must be met for the extension to be available including, among other things, the prepayment of at least $88.4 million of the original principal balance and the payment of an extension fee equal to 0.25 percent of the then outstanding principal balance.  There can be no assurance that these conditions will be met or, if met, that the Company will extend the maturity of the loan.

The Senior Term Loan is collateralized by 30 of the Company’s hotel properties.  The loan bears interest at a floating rate equal to one-month LIBOR plus 300 basis points and contains restrictive debt covenants, as defined in the debt agreement, which require the Company to (i) maintain a minimum ratio of net operating income to the aggregate sum of debt service, (ii) maintain leverage ratio, (iii) incur debt only as permitted, (iv) maintain reserve accounts, and (v) comply with other customary affirmative and negative covenants.

The terms of the loan agreement require the Company to prepay a portion of the outstanding principal amount of the loan with proceeds from (i) the sale of any mortgaged properties collateralizing the loan, (ii) any securities offering or (iii) certain other borrowed indebtedness subject to a maximum limit based on loan to value.  Prepayments may also be required upon certain other events of default, upon the receipt of proceeds from any casualty or condemnation related to a mortgaged property or if the Company’s debt service coverage ratio fails to equal or exceed a minimum amount, as defined in the loan agreement.

In conjunction with the Senior Term Loan, the Company also entered into an interest rate protection agreement, effective October 13, 2004, to cap the interest rate of the Senior Term Loan. The Company designated this agreement as a cash flow hedge. This hedge caps LIBOR at 3.75 percent during the first 12-months following inception and 4.25 percent during the second 12-month period based on a notional amount of $353.5 million.

Previously, in August 2004, the Company obtained another secured loan from an affiliate of Deutsche Bank in the amount of $1.5 billion.  Reference is made to Form 8-K filed previously filed by the Company on August 18, 2004 for additional information regarding that loan.

Item 2.03 Creation of a Direct Financial Obligation of a Registrant.

The disclosure required by this item is included in Item 1.01 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(c)           Exhibits

10.1         $353,475,000 Term Facility Loan and Security Agreement by and among CNL Hospitality Partners, LP (as borrower), CNL Hotels & Resorts, Inc. (as a Guarantor) and Deutsche Bank Trust Company Americas, and the institutions from time to time party hereto (as Lenders) dated October 13, 2004.

99.1         Press Release issued by CNL Hotels & Resorts, Inc., dated November 4, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CNL HOTELS & RESORTS, INC.

Date: November 4, 2004	By:	/s/ Mark E. Patten
Name: Mark E. Patten
Title: Senior Vice President and Chief Accounting
Officer

EXHIBIT INDEX

10.1

$353,475,000 Term Facility Loan and Security Agreement by and among CNL Hospitality Partners, LP (as borrower), CNL Hotels & Resorts, Inc. (as a Guarantor) and Deutche Bank Trust Company Americas, and the institutions from time to time party hereto (as Lenders) dated October 13, 2004.

99.1	Press Release issued by CNL Hotels & Resorts, Inc., dated November 4, 2004.